Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into this 3rd day of June, 2022 to be effective as of immediately prior to the Closing (as defined in the Merger Agreement, as hereinafter defined) (the “Effective Date”), by and between CrossingBridge Advisors, LLC, a Delaware limited liability company (the “LLC”), and David K. Sherman (the “Employee”).

W I T N E S S E T H:

WHEREAS, on December 29, 2021, the LLC and Employee entered into that certain Employment Agreement (the “Original Employment Agreement”) prior to the execution of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 29, 2021 by and among ENDI Corp. (“Parent”), the LLC, Zelda Merger Sub 1, Inc., Zelda Merger Sub 2, LLC, Enterprise Diversified, Inc. and Cohanzick Management, LLC (“Cohanzick”), which Original Employment Agreement set forth the terms by which the LLC will employ Employee from and after the Effective Date.

WHEREAS, Employee is an equityholder and the President of Cohanzick Management, LLC (“Cohanzick”), the LLC’s sole member.

WHEREAS, concurrently with the execution of the Original Employment Agreement, the LLC and Cohanzick entered into a Services Agreement pursuant to which the LLC will be providing certain ongoing operational services and support to Cohanzick and certain expenses will be allocated between them (the “Cohanzick Services Agreement”).

WHEREAS, in connection with certain other amendments to the Merger Agreement and ancillary agreements referenced therein,  the parties have determined to amend the severance provisions of the Original Employment Agreement in connection with a termination of employment by Employee for Good Reason or a termination by the LLC without Cause and in connection therewith have agreed to this amendment and restatement of the Original Employment Agreement.

WHEREAS, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.0	Employment

Employee is hereby employed by the LLC as of the Effective Date, according to the terms and conditions of this Agreement and Employee hereby accepts such employment.

2.0	Services by Employee

Employee will be employed as President of the LLC and as Chief Executive Officer of Parent.  Employee will perform duties and responsibilities which are consistent with such positions.  Employee is expected to observe and comply with all LLC policies and procedures, which may be modified by the LLC from time to time in the LLC’s sole discretion.  Employee will report to the Board of Directors of Parent (the “Board”).  Except as set forth below, Employee will render his business services exclusively to the LLC and Parent and will use his reasonable best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the LLC and Parent in a manner consistent with the duties of his positions, including, without limitation and where applicable, in accordance with the terms of the Cohanzick Services Agreement.  Notwithstanding the foregoing, Parent and the LLC acknowledge and agree that (a) Employee continues to own a controlling interest in, and serve as President of, Cohanzick, which has or may have, presently or in the future, direct or indirect conflicts of interest with the LLC and/or Parent, and Employee shall have the discretion to allot as much time as he deems reasonable to the operation of Cohanzick and its related entities and, in connection therewith, Employee serves, and shall continue to serve, as a portfolio manager for clients that Cohanzick advises or sub-advises, including, without limitation, RiverPark Short Term HighYield Fund and RiverPark Strategic Income Fund; (b), Employee may (i) participate in educational, welfare, social, religious and civic organizations, and (ii) serve as an Adjunct Professor or in a similar temporary instructor role at New York University and/or similar higher education institutions.  All activities and services of Employee hereunder shall be rendered in a faithful, responsible and competent manner consistent with standards which may be established and maintained by the LLC.

3.0	Compensation

3.1	The LLC shall pay Employee a salary (the “Base Salary”) of $400,000 per calendar year, payable in accordance with the normal practices of the LLC.

3.2	The LLC shall consider discretionary bonuses for Employee for each fiscal year of the LLC (each, a “Discretionary Bonus”).

4.0	Employee Benefits

In addition to any other employee benefits which may be made available to Employee from time-to-time in the discretion of the LLC, the LLC shall provide the following to Employee:

4.1	The LLC shall provide Employee and his dependents with health insurance coverage, including dental and eye coverage.

4.2	The LLC shall provide a 401(k) plan if desired by Employee.

4.3	Employee shall be entitled to three (3) weeks of vacation in accordance with the standard vacation policy of the LLC during each year of the term of this Agreement.

4.4

The LLC will reimburse Employee, upon the submission by Employee of satisfactory documentation, for all reasonable and necessary travel and entertainment expenses incurred in connection with his performance hereunder.

4.5

The LLC shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any and all claims, suits, liabilities and expenses (including attorneys’ fees) arising out of or in connection with the service of Employee as an employee of the LLC, except for those caused by gross negligence or a breach of fiduciary duty of Employee.

5.0	Term

Unless earlier terminated by the parties in accordance with Section 6.0 hereof, the term of this Agreement shall commence as of the date specified in Section 1.0 hereof and extend through the fifth (5th) anniversary thereof (the “Term”).

6.0	Termination of Employment

6.1

Termination by the LLC for Cause.  The LLC may terminate Employee’s employment and this Agreement for Cause, in which case Employee will be entitled to payment of any accrued but unpaid Base Salary due through termination, unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  “Cause” shall mean (a) Employee’s material or repeated (i) failure or refusal to perform his material duties, (ii) breach of a material policy of the LLC related to discrimination, harassment or retaliation, or (iii) breach of a material term of this Agreement, in each of (i)-(iii) which condition remains uncured within thirty (30) days following reasonable notice to Employee, if capable of cure, or (b) Employee’s fraud, embezzlement, material misappropriation of funds or property of the LLC or the Parent and/or conviction of a felony.

6.2

Termination by Employee.  Employee may terminate his employment (a) for Good Reason, in which case he will be entitled to (i) payment of Base Salary, via normal payroll practice, for a period commencing on the date of termination and ending six (6) months thereafter (the “Payment Obligation Period”), provided that the Employee complies with Employee’s continuing obligations to the LLC and the Employee timely executes, returns to the LLC and does not revoke a general release of claims in favor of the LLC and its affiliated and related entities and their current and former officers, directors, employees and agents, in a form and substance reasonably satisfactory to the LLC, which release will be mutual (provided, however, that the release in favor of the Employee shall be subject to customary carve outs for claims arising out of Employee’s bad acts) and will include mutual non-disparagement provisions (subject to customary carve outs for required or protected disclosures) (the “Mutual Release of Claims”), (ii) accrued but unpaid Base Salary due through the date of termination, (iii) for the period commencing on the date of Employee’s termination of employment and ending at the end of the Payment Obligation Period or the date when COBRA continuation coverage has expired, whichever is earlier (such period, the “COBRA Coverage Period”), monthly reimbursement by the LLC of premiums for COBRA coverage of Employee (and, to the extent he has family coverage, his family), provided that Employee elects and is eligible for such coverage, and (iv) unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination); provided that the LLC’s obligations under (a)(i) and (iii) shall be contingent upon the Employee’s continued compliance with Employee’s continuing obligations to the LLC and Employee timely executing, returning to the LLC and not revoking the Mutual Release of Claims, or (b) for any reason other than Good Reason, in which case Employee shall provide the LLC with thirty (30) days’ advance notice of Employee’s intent to resign, and Employee will be entitled to payment of any accrued but unpaid Base Salary due through the date of termination, unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  “Good Reason” shall mean a reduction by the LLC of the Base Salary without Employee’s consent, which is not cured by the LLC within thirty (30) days after notice by the Employee.  Notwithstanding the foregoing, if Employee terminates his employment for Good Reason and the decision to reduce Employee’s Base Salary was made by a decision of the Board without the approval of Board members elected pursuant to the rights of the Principal Stockholder (as defined in the Stockholder Agreement) set forth in the Stockholder Agreement (as defined in the Merger Agreement) and/or the rights of the holders of the Class B Common Stock as set forth in the Amended and Restated Certificate of Incorporation of Parent, then in addition to the amounts due to Employee set forth above in this Section 6.2, Employee shall be entitled to a lump sum payment (payable no later than ten (10) days after such termination) equal to 2.5x his then annual Base Salary.

6.3

Termination by the LLC Without Cause.  The LLC may terminate Employee’s employment and this Agreement for any reason other than pursuant to Sections 6.1, 6.4 and 6.5 hereof, and, in such event, the LLC will pay to Employee (a) his Base Salary via normal payroll practice during the Payment Obligation Period, (b) accrued but unpaid Base Salary due through the date of termination, (c) unreimbursed expenses incurred through the termination date in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination), and (d) during the COBRA Coverage Period, the LLC shall reimburse Employee each month for premiums for COBRA coverage for Employee (and, to the extent he has family coverage, his family), provided that Employee elects and is eligible for such coverage; provided that the LLC’s obligations under (a) and (d) shall be contingent upon the Employee’s continued compliance with Employee’s continuing obligations to the LLC and Employee timely executing, returning to the LLC and not revoking the Mutual Release of Claims.  Notwithstanding the foregoing, if the LLC terminates the employment of Employee without Cause and the decision to terminate Employee’s employment was made by a decision of the Board without the approval of Board members elected pursuant to the rights of the Principal Stockholder (as defined in the Stockholder Agreement) set forth in the Stockholder Agreement (as defined in the Merger Agreement) and/or the rights of the holders of the Class B Common Stock as set forth in the Amended and Restated Certificate of Incorporation of Parent, then in addition to the amounts due to Employee set forth above in this Section 6.3, Employee shall be entitled to a lump sum payment (payable no later than ten (10) days after such termination) equal to 2.5x his then annual Base Salary.

6.4

Disability.  Notwithstanding any other provision of this Agreement, if during the Term Employee becomes physically or mentally disabled due to an illness, injury or condition such that he is unable to perform his essential duties for a period of more than ninety (90) consecutive days or for a cumulative period of more than ninety (90) days in any one (1) year period (a “Permanent Disability”), this Agreement will automatically terminate, and Employee will be entitled to payment of (a) his Base Salary via normal payroll practice during the Payment Obligation Period, provided Employee continues to comply with Employee’s continuing obligations to the LLC and Employee timely executes, returns to the LLC and does not revoke the Mutual Release of Claims, (b) accrued but unpaid Base Salary due through the date of termination, and (c) accrued but unreimbursed expenses incurred in connection with Section 4.4 above, and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  All rights and obligations hereunder shall be subject to state and federal laws governing disabilities and leaves of absence as well as the LLC’s applicable policies.

6.5

Death.  If Employee dies during the Term of this Agreement, this Agreement will automatically terminate and his estate or legal representative will be paid any accrued but unpaid Base Salary due to Employee through his date of death and unreimbursed expenses incurred through the termination date in connection with Section 4.4 above and all other vested and nonforfeitable compensation and benefits (in each case payable no later than ten (10) days after such termination).  Payments pursuant to the immediately preceding sentence shall be made within thirty (30) days of his death.

7.0	Confidential Information

Employee recognizes and acknowledges that there may be made available to him confidential information concerning the administrative, management, financial and marketing activities of the LLC and the Parent, and their respective affiliated and related entities, including, but not limited to, customer lists, procedures, processes, plans, strategies, cost and financial data and other trade secrets of a proprietary nature (collectively the “Confidential Information”). It is recognized that the Confidential Information, as it may exist from time to time, is a valuable, special, proprietary and unique asset of the LLC’s, the Parent’s and their respective affiliated and related entities’ business.  Employee shall not disclose, both during and after the term of his employment hereunder, any Confidential Information to any person or entity for any reason or purpose whatsoever or make any use thereof except (a) for use in the LLC’s interest and with its express authorization and (b) for use in connection with Employee’s services to Cohanzick under the Services Agreement (as applicable). In the event of a breach or threatened breach by Employee of the provisions of this Section 7.0, the LLC shall be entitled to obtain injunctive relief, without the necessity of posting a bond, restraining Employee from so disclosing any such Confidential Information, and to recover any and all costs and expenses (including attorneys’ fees) incurred in enforcing this Section 7.0, in addition to any other relief provided by applicable law.  Notwithstanding the foregoing, nothing in this Section 7.0 shall restrict Employee’s ability to perform, or cause the LLC to perform, his and its obligations arising under the Cohanzick Services Agreement.  Further, nothing in this Agreement shall prevent Employee from disclosing Confidential Information: (i) to the extent required by law, rule or regulation; (ii) in response to a subpoena or other valid legal process; (iii) to the extent necessary to enforce any provision of this Agreement, provided that Employee shall endeavor to file any such information under seal; (iv) as protected by law (including engaging in concerted activity under the National Labor Relations Act for mutual aid and protection); or (v) if such information becomes publicly available other than from disclosure by Employee or anyone acting in concert with Employee; provided that, under subsections (i) and (ii), where not prohibited by law, Employee agrees to provide the LLC with advance notice of disclosure.  Nothing in this Agreement, however, limits Employee’s ability to disclose Confidential Information or factual information to any federal, state, or local governmental agency, commission or body, including law enforcement agencies, the Equal Employment Opportunity Commission, the state or local human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (the “SEC”) (each, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the LLC, or to disclose Confidential Information or factual information to an attorney retained by Employee for the purposes of seeking legal advice regarding Employee’s employment or the termination thereof.  In all cases, Employee agrees to take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable.  Further, nothing in this Agreement constitutes a waiver of the LLC’s or the Parent’s attorney-client, work product or other applicable privileges, and to the extent Employee is in possession of any information protected by such privileges, nothing herein authorizes Employee to disclose such privileged information to any third party.  Further, to the extent provided under applicable law, an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.0    Miscellaneous Provisions

8.1    This Agreement shall be binding upon the parties, their heirs, legal representatives, successors assigns.

8.2    The nature of Employee’s services are personal and Employee may not assign any of his rights and duties hereunder.

8.3    All notices required under this Agreement shall be made by certified mail, return receipt requested, addressed as follows, provided that either party may change its notice address by notifying the other party:

If to Employee:	Mr. David K. Sherman 427 Bedford Road Pleasantville, NY 10570 Email: david@crossingbridge.com
If to the LLC:	CrossingBridge Advisors, LLC 427 Bedford Road Pleasantville, NY 10570 Email: jbarkoe@crossingbridge.com

8.4    The headings of this Agreement have been inserted for convenience only and are to be ignored in any construction of the provisions hereof.

8.5    Any waiver of any provision of this Agreement must be in writing, signed by the party to be charged therewith, and a waiver on any occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion unless the waiver specifically provides otherwise.

8.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.7    This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements and understandings in connection therewith. This Agreement may be amended or modified only by a written instrument executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals as of the date first written above.

CrossingBridge Advisors, LLC By: /s/ David K. Sherman Title: Managing Principal David K. Sherman